Exhibit 99.1

HEARTWARE SUBMITS INVESTIGATIONAL DEVICE EXEMPTION
FOR DESTINATION THERAPY INDICATION

Framingham, MA and Sydney, Australia – November 23, 2009 – HeartWare International, Inc. (NASDAQ: HTWR, ASX: HIN), a leading innovator and provider of less invasive, miniaturized circulatory support technologies revolutionizing the treatment of advanced heart failure, today announced that it has filed its submission for Investigational Device Exemption (“IDE”) with the US Food and Drug Administration (“FDA”).

HeartWare’s IDE submission relates to the proposed use of the HeartWare® Ventricular Assist System (the “HeartWare System”) in a Destination Therapy indication. This study compares the safety and effectiveness of the HeartWare System to other FDA-approved Left Ventricular Assist Devices (“LVADs”) used for destination therapy in patients with end-stage heart failure who are ineligible for heart transplantation. The proposed primary endpoint is stroke-free survival at 2 years on the originally implanted LVAD. Proposed secondary endpoints at 2 years include overall survival at 2 years; incidence of adverse events, quality of life and neuro-cognitive status.

Having submitted the IDE, the Company anticipates a period of communication with the FDA, during which clarification may be sought and additional information requested, a communication process that takes place in 30-day cycles.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD™ pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare® Ventricular Assist System in the European Union. The device is currently the subject of a 150-patient clinical trial in the United States for a Bridge-to-Transplant indication. For additional information, please visit the company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000(R) and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

For further information:
US Investor Relations
Matt Clawson
Partner
Allen & Caron Inc
Email: matt@allencaron.com
Tel: +1 949 474 4300

# # # #